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            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]



                              June 24, 1996






The North Face, Inc.
2013 Farallon Drive
San Leandro, California  94577

                              The North Face, Inc.
                         Registration Statement on Form S-1
                             Registration No. 333-04107
                         ----------------------------------
Ladies and Gentlemen:

          In connection with the above-captioned Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by The North Face, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of 2,990,000 shares (including up to 390,000 shares issuable upon exercise of the underwriters' over-allotment options) of the Company's common stock, par value $.0025 per share (the "Common Stock"), registered for sale thereunder.

          In connection with the furnishing of this opinion, we have reviewed
(i) the Registration Statement (including all amendments thereto filed on or prior to the date hereof); (ii) the form of the Underwriting Agreement included as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement");
(iii) a specimen of Common Stock certificate included as Exhibit 4.1 to the Registration Statement; (iv) the proposed form of the Company's Amended and Restated Certificate of


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Incorporation filed as Exhibit 3.1 to the Registration Statement (the "New
Charter") and the proposed form of Amended and Restated By-laws of the Corporation filed as Exhibit 3.2 to the Registration Statement; and (vi) records of certain of the Company's corporate proceedings. We also have examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

          Based upon the foregoing, we are of the opinion that, when the New Charter is filed with the Secretary of State of Delaware and the Common Stock is issued, delivered and paid for as contemplated in the Registration Statement and the Underwriting Agreement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

          Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

          We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                              Very truly yours,

                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON